EXHIBIT 99.1

COMPANY CONTACT:	INVESTOR CONTACT:
Martha L. Hough	Lippert/Heilshorn & Associates, Inc.
VP Finance & Investor Relations	Jody Cain (jcain@lhai.com)
(858) 314-5824	Bruce Voss (bvoss@lhai.com)
Debra P. Crawford	(310) 691-7100
Chief Financial Officer
(858) 314-5708
For Immediate Release
SANTARUS ANNOUNCES SUBMISSION OF NEW DRUG APPLICATION
BY SCHERING-PLOUGH FOR ZEGERID BRANDED OTC PRODUCT
Santarus entitled to receive payments totaling $22.5 million upon achieving certain regulatory milestones
SAN DIEGO (March 11, 2008) - Santarus, Inc. (NASDAQ: SNTS), a specialty pharmaceutical company, today announced that Schering-Plough HealthCare Products, Inc. has submitted a New Drug Application (NDA) to the U.S. Food and Drug Administration (FDA) for a ZEGERID® branded omeprazole/sodium bicarbonate product in a 20 mg dosage strength of omeprazole. Schering-Plough is seeking FDA approval to sell the product in the U.S. over-the-counter (OTC) heartburn market, which is estimated at $1.6 billion in 2007 based on data from A.C. Nielsen, a market research firm, and company estimates.
The NDA was submitted under the terms of a license agreement signed in October 2006 for OTC proton pump inhibitor (PPI) products using Santarus’ proprietary technology. Under that agreement, Santarus is entitled to receive up to an additional $22.5 million in regulatory milestones and up to an additional $37.5 million in sales milestones. Santarus previously received from Schering-Plough a $15 million upfront license fee in 2006 and a $5 million milestone payment in 2007 relating to progress on clinical product development strategy. Santarus will also be entitled to a low double-digit royalty, subject to adjustment in certain circumstances, on net sales of any OTC products sold by Schering-Plough under the license agreement. In turn, Santarus will be obligated to pay royalties to the University of Missouri on net sales of any such OTC products.
Under the agreement, Schering-Plough is responsible for the development, manufacturing and commercialization of ZEGERID branded OTC products with the lower dosage strength of 20 mg of omeprazole for heartburn-related indications in the U.S. and Canada. Santarus is continuing to manufacture, promote and sell its ZEGERID (omeprazole/sodium bicarbonate) prescription products in both 20 mg and 40 mg dosage strengths of omeprazole in the U.S. prescription market for PPI products.
Product Description
ZEGERID (omeprazole/sodium bicarbonate) contains omeprazole, a PPI, and sodium bicarbonate, which raises the gastric pH and thus protects omeprazole from acid degradation.

Important Safety Information About ZEGERID Branded OTC Products
The most frequently reported adverse events with ZEGERID are headache, diarrhea, and abdominal pain. Symptomatic response to therapy does not preclude the presence of gastric malignancy. Atrophic gastritis has been noted occasionally in gastric corpus biopsies from patients treated long term with omeprazole.
ZEGERID contains sodium bicarbonate. This should be taken into consideration for patients on a sodium-restricted diet.
ZEGERID is contraindicated in patients with known hypersensitivity to any component of the formulation.
About Santarus
Santarus, Inc. is a specialty pharmaceutical company focused on acquiring, developing and commercializing proprietary products that address the needs of patients treated by gastroenterologists or primary care physicians. The company’s current marketing efforts are primarily focused on ZEGERID Capsules and Powder for Oral Suspension. These products are immediate-release formulations of omeprazole, a widely prescribed PPI. More information about Santarus is available on the company’s Web site at www.santarus.com.
Santarus cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Santarus that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus’ business, including, without limitation: whether the FDA accepts the Schering-Plough NDA for filing or ultimately approves the NDA in a timely manner or at all; whether, subject to receipt of FDA approval, Schering-Plough is able to generate market demand and acceptance for ZEGERID branded OTC products and, in turn, generate sales milestones and royalty payments for Santarus; Schering-Plough’s level of commitment, the potential for termination of the licensing arrangement and other risks related to the licensing arrangement; the scope and validity of patent protection for ZEGERID products and Santarus’ and Schering-Plough’s ability to commercialize ZEGERID products without infringing the patent rights of others; and other risks detailed in Santarus’ prior press releases as well as in public periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.
Santarus® and ZEGERID® are registered trademarks of Santarus, Inc.
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